Exhibit 99.2

Company Contacts:	Investor Relations Contacts:
Neurologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Mark Hoffman	Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 592-6451	Shayne Payne (spayne@lhai.com)
www.neurologix.net	(212) 838-3777

NEUROLOGIX COMPLETES
REVERSE STOCK SPLIT AND CHANGES TICKER SYMBOL

FORT LEE, N.J. (September 10, 2004) - Neurologix, Inc. (OTCBB: NRGX, formerly OTCBB: NLGX), a developer of proprietary gene therapies for treating central nervous system disorders, today announced the completion of a 1-for-25 reverse split of its common stock and new ticker symbol.

In connection with the reverse stock split, each twenty-five shares of the Company’s common stock issued and outstanding were automatically converted into one share of common stock. Holders of fractional shares after the reverse stock split will receive cash in lieu of fractional shares, based upon the $0.029 closing price per share of Neurologix common stock on September 9, 2004.

Prior to the transaction, Neurologix had 750,000,000 authorized shares of common stock, with 563,035,840 shares outstanding. The Company now has 60,000,000 authorized common shares, with approximately 22,500,000 shares outstanding.

The Company begins trading under its new ticker symbol, OTCBB: NRGX at the opening of trading today. The prior symbol was OTCBB: NLGX.

Stockholders of record will receive instructions from Neurologix’s transfer agent regarding how to exchange their stock certificates in connection with the reverse stock split. Stockholders who keep their shares in street name with brokerage firms will have their accounts adjusted by their respective brokers.

About Neurologix, Inc.
Neurologix, Inc. is a development stage company, involved in developing treatments for disorders of the brain and central nervous system using gene therapy and other alternative therapies. The Company’s initial development efforts are focused on gene therapy for treating Parkinson’s disease and epilepsy and its core technology, which it refers to as "NLX", is currently being tested in a Phase I human clinical trial, sponsored by the Company, to treat Parkinson’s disease.

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